UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/19/2009

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On October 19, 2009, Raser Technologies, Inc. (the "Company") commenced the registered offering of up to 4,322,052 shares of its common stock, par value $0.01 per share, and warrants to purchase up to 2,161,020 shares of its common stock. The common stock and warrants will be sold in units (the "Units"), with each Unit consisting of one share of the Company's common stock, par value $0.01 per share ("Common Stock"), and one warrant to purchase 0.50 shares of Common Stock (each, a "Warrant" and collectively, the "Warrants") at an initial exercise price of $1.61 per share. Each Unit will be sold at a negotiated price of $1.68 per unit.

The Company is offering and selling 3,201,526 Units to Ocean Fund, LLC, Primary Colors, LLC and R. Thomas Bailey (the "Lenders"), each of whom have advanced funds to the Company pursuant to that certain Unsecured Line of Credit Agreement and Promissory Note dated as of January 27, 2009, as amended on July 22, 2009 (the "Line of Credit"). The Company intends to use the proceeds from the offering to satisfy all or substantially all of the Company's obligations to the Lenders under the Line of Credit. The Company is not offering Units to the one lender under the Line of Credit that is controlled by the Company's Chairman, Kraig Higginson, due to certain regulatory restrictions relating to the sale of Units to an officer of the Company. The Company intends to explore an alternative means of satisfying its obligations to this lender under the Line of Credit at a later date. The principal and accrued interest outstanding to Mr. Higginson currently totals approximately $5.3 million.

The sale of the Units to the Lenders is being made pursuant to Subscription Agreements dated October 19, 2009 (the "Subscription Agreements") with each of the Lenders. Pursuant to the Subscription Agreements, the Lenders have agreed to purchase the Units for a negotiated price of $1.68 per Unit, resulting in gross proceeds to the Company of approximately $5.4 million, before deducting estimated offering expenses of approximately $75,000. The per share exercise price for the Warrants is $1.61. The Warrants are exercisable at any time on or after the date of issuance and expire on the date that is ten years from the date of issuance. The closing of the sale and issuance of the Units to the Lenders is expected to take place on October 19, 2009, subject to the satisfaction of customary closing conditions.

In addition to the sale of the Units to the Lenders, the Company is also offering an aggregate of 1,120,526 additional Units to certain stockholders and former stockholders of the Company (the "Participation Rights Holders") pursuant to agreements dated June 30, 2009 between the Company and the Participation Rights Holders. Each of the Participation Rights Holders is entitled to purchase a number of Units equal to at least its pro rata portion of 35% of the Units offered on the same terms and conditions as the Lenders. The Company expects that the Participation Rights Holders will receive formal notice of the offering to the Lenders on October 20, 2009 and will be required to notify the Company of any election to participate in the offering before the close of business on October 22, 2009. The sale of Units to any Participation Rights Holders who elect to participate in the offering will be made pursuant to subscription agreements in substantially the same form as the Subscription Agreements executed by the Lenders, and the closing of any sale of Units to Participation Rights Holders who elect to participate in the offering is expected to take place on or about October 23, 2009, subject to satisfaction of customary closing conditions.

The Company is offering and selling the above-described securities pursuant to a prospectus dated June 12, 2009 and a prospectus supplement dated October 19, 2009, pursuant to the Company's shelf registration statement on Form S-3 (SEC File No. 333-159649) previously declared effective by the Securities and Exchange Commission (the "Shelf Registration Statement"). The prospectus supplement and accompanying prospectus have been filed separately with the Securities and Exchange Commission.

A copy of the form of Warrant, opinion of Stoel Rives LLP and form of Subscription Agreement are attached to this Current Report on Form 8-K as Exhibits 4.1, 5.1 and 10.1, respectively, and are incorporated herein by reference. The foregoing is only a brief description of the terms set forth in the Warrants and the Subscription Agreements, does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to these exhibits. This Current Report on Form 8-K is being filed in part for the purpose of incorporating Exhibits 4.1, 5.1 and 10.1 by reference into the Shelf Registration Statement.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description
4.1        Form of Warrant to be issued by the Company
5.1        Opinion of Stoel Rives LLP
10.1        Form of Subscription Agreement between the Company and the investor signatories thereto
23.1        Consent of Stoel Rives LLP (included as part of Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: October 19, 2009	By:	/s/ Martin F. Petersen
Martin F. Petersen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-4.1	Form of Warrant
EX-5.1	Stoel Rives Legal Opinion
EX-10.1	Form of Subscription Agreement